Exhibit 10.10

FORM OF AMENDMENT TO

EMPLOYMENT AGREEMENT AND

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment, dated as of ____ __, 2020 (the “Amendment”), to the Employment Agreement [Amended and Restated Employment Agreement], dated as of _______ __ (as amended, the “Agreement”), by and between Bridge Bancorp, Inc., BNB Bank, and ___________ (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Agreement provides that in the event of an involuntary termination after a change in control, the Executive’s change in control severance will be reduced to the limitation under Section 280G of the Internal Revenue Code of 1986, as amended, only if this will result in an Executive receiving a greater total payment measured on an after-tax basis (the “Net-Best Benefit”); and

WHEREAS, since the Executive has been key to the success of the Bank and the Company, the Compensation Committees of the Board of Directors of the Company and Bank (the “Compensation Committees”) wish to maximize the protections for the Executive in the event of a change in control of the Company or the Bank; and

WHEREAS, the Compensation Committees desire to amend the Agreements to provide that, in the event of a change in control, the Executive would receive the CIC Severance as calculated in accordance with the terms of the Agreement without any automatic reduction as may be required under a Net-Best Benefit; and

WHEREAS, pursuant to Section 16 of the Agreement, the parties to the Agreement may amend the Agreement and the Executive consents to this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Company, Bank and the Executive hereby agree as follows:

Section 1.  Deletion of Section 7(f) [or 7(g) to the Amended and Restated Employment Agreement] of the Agreement.  Section 7(f) [or 7(g) to the Amended and Restated Employment Agreement] of the Agreement is hereby deleted in its entirety as of the date of this amendment.

Section 2.  Continuation of Agreement.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 3.  Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company, Bank and the Executive have duly executed this Amendment as of the day and year first written above.

BRIDGE BANCORP, INC.

By:

       Kevin M. O’Connor

       President and Chief Executive Officer

BNB BANK

By:

       Kevin M. O’Connor

              President and Chief Executive Officer

EXECUTIVE

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